Exhibit 99.3

                          TEXTRON INC.
       INDEX TO JULY 4, 1998 RESTATED FINANCIAL STATEMENTS
                     AND RELATED INFORMATION


                                                            Page (s)
Item 1. Financial Statements

 Condensed Consolidated Statement of Income                    2

 Condensed Consolidated Balance Sheet                          3

 Condensed Consolidated Statement of Cash Flows                4

 Notes to Condensed Consolidated Financial Statements         5-11

Item 2. Management's Discussion and Analysis of
Financial Condition and Results of Operations

 Revenues and Income by Segment                                12

 Liquidity and Capital Resources                               13

 Results of Operations                                       14-17

Item 3. Quantitative and Qualitative Disclosures about         18
Market Risk

Other

 Computation of ratio of income to combined fixed              19
  charges and preferred securities dividends of the Parent Group

 Computation of ratio of income to combined fixed              20
  charges andpreferred securities dividends of
  Textron Inc. including all majority-owned subsidiaries

Item 1.   FINANCIAL STATEMENTS

                          TEXTRON INC.
     Condensed Consolidated Statement of Income (unaudited)
         (Dollars in millions except per share amounts)
                                                            Three Months Ended                 Six Months Ended
                                                          July 4,         June 28,         July 4,         June 28,
                                                            1998            1997             1998            1997
Revenues
Manufacturing sales                                     $    2,393      $    2,117       $    4,560      $    4,138
Finance revenues                                                91              90              176             172
    Total revenues                                           2,484           2,207            4,736           4,310
Costs and expenses
Cost of sales                                                1,947           1,730            3,712           3,386
Selling and administrative                                     254             228              493             449
Gain on sale of division                                      (97)               -             (97)               -
Special charges                                                 87               -               87               -
Interest                                                        79              70              152             146
Provision for losses on collection of
  finance receivables                                            5               6               10              12
    Total costs and expenses                                 2,275           2,034            4,357           3,993
Income from continuing operations
  before income taxes and
  distributions on preferred securities
  of subsidiary trust                                          209             173              379             317
Income taxes                                                  (86)            (66)            (151)           (124)
Distributions on preferred securities of
  subsidiary trust, net of income taxes                        (7)             (7)             (13)            (13)
                                                               116             100              215             180
Income from continuing operations
Income from discontinued operation,
  net of income taxes                                           48              45               91              90
Net income                                              $      164      $      145       $      306      $      270
Earnings per share:
Basic:
  Income from continuing operations                      $       .71     $      .60      $      1.32      $     1.09
  Income from discontinued operation                             .29            .28              .55             .54
Net income                                               $      1.00     $      .88      $      1.87      $     1.63
Diluted:
  Income from continuing operations                      $       .70     $      .59      $      1.29      $     1.06
  Income from discontinued operation                             .28            .27              .54             .53
Net income                                               $       .98     $      .86      $      1.83      $     1.59
Average shares outstanding:
  Basic                                                  163,613,000     165,173,000     163,189,000      165,442,000
  Diluted                                                168,027,000     169,797,000     167,541,000      169,993,000
Dividends per share:
  $2.08 Preferred stock, Series A                        $       .52     $      .52      $      1.04      $     1.04
  $1.40 Preferred stock, Series B                        $       .35     $      .35      $       .70      $      .70
  Common stock                                           $       .285    $      .25      $       .57      $      .50

See notes to condensed  consolidated financial statements.
Item 1.   FINANCIAL STATEMENTS (Continued)

                          TEXTRON INC.
        Condensed Consolidated Balance Sheet (unaudited)
                      (Dollars in millions)
                                                             July 4,            January 3,
                                                             1998                1998
Assets
Parent Group:
Cash                                                    $         77       $           30
Commercial and U.S. government receivables                     1,077                  920
Inventories                                                    1,602                1,349
Investment in discontinued operation                           1,178                1,214
Other current assets                                             387                  185
  Total Parent Group current assets                            4,321                3,698
Property, plant, and equipment, less accumulated
  depreciation of $1,762 and $1,676                            1,917                1,761
Goodwill, less accumulated amortization of $354 and
  $329                                                         1,807                1,567
Other                                                          1,208                1,126
 Total Parent Group assets                                     9,253                8,152
Finance Group:
Cash                                                              23                   13
Finance receivables - net                                      3,179                2,993
Other assets                                                     195                  172
 Total Finance Group assets                                    3,397                3,178
 Total Company assets                                   $     12,650       $       11,330
Liabilities and shareholders' equity
Liabilities
Parent Group:
Current portion of long-term debt and short-term debt   $      1,019       $          476
Accounts payable                                                 823                  812
Accrued liabilities                                              905                  853
 Total Parent Group current liabilities                        2,747                2,141
Accrued postretirement benefits other than pensions              772                  766
Other liabilities                                              1,375                1,195
Long-term debt                                                   854                  745
  Total Parent Group liabilities                               5,748                4,847
Finance Group:
Other liabilities                                                183                   88
Deferred income taxes                                            308                  319
Debt                                                           2,466                2,365
  Total Finance Group liabilities                              2,957                2,772
  Total Company liabilities                                    8,705                7,619
Textron - obligated mandatorily redeemable
  preferred securities of subsidiary trust holding
  solely Textron junior subordinated debt securities             483                  483
Shareholders' equity
Capital stock:
  Preferred stock                                                 13                   13
  Common stock                                                    24                   24
Capital surplus                                                  881                  830
Retained earnings                                              3,575                3,362
Accumulated other comprehensive income                          (92)                 (62)
                                                               4,401                4,167
  Less cost of treasury shares                                   939                  939
  Total shareholders' equity                                   3,462                3,228
  Total liabilities and shareholders' equity            $     12,650       $       11,330

Common shares outstanding                                163,772,000          162,343,000

See notes to condensed consolidated financial statements.
Item 1.   FINANCIAL STATEMENTS (Continued)

                          TEXTRON INC.
   Condensed Consolidated Statement of Cash Flows (Unaudited)
                          (In millions)
                                                                 Six Months Ended
                                                           July 4,             June 28,
                                                             1998                1997
Cash flows from operating activities:
Income from continuing operations                        $       215         $       180
Adjustments to reconcile income from continuing
operations
  to net cash provided by operating activities:
    Depreciation                                                 137                 118
    Amortization                                                  31                  32
    Provision for losses on receivables                           12                  13
    Special charges                                               87                   -
    Gain on sale of business                                    (97)                   -
    Dividends received from discontinued operation               115                  50
    Changes in assets and liabilities excluding those
      related to acquisitions and divestitures:
       Increase in commercial and U.S. government
          receivables                                          (113)                (61)
       Increase in inventories                                 (198)               (171)
       Increase in other assets                                (126)                (52)
       Decrease in accounts payable                             (53)                (11)
       Increase in accrued liabilities                           189                  65
  Other - net                                                   (16)                  11
  Net cash provided by operating activities                      183                 174
Cash flows from investing activities:
Proceeds from disposition of investments                           -                 245
Finance receivables:
  Originated or purchased                                    (1,857)             (1,279)
  Repaid or sold                                               1,741               1,153
Cash used in acquisitions                                      (441)               (324)
Cash received from dispositions                                  160                 549
Capital expenditures                                           (196)               (142)
Other investing activities - net                                  11                  20
    Net cash provided (used) by investing activities           (582)                 222
Cash flows from financing activities:
Increase (decrease) in short-term debt                           561               (119)
Proceeds from issuance of long-term debt                         310                  55
Principal payments on long-term debt                           (361)                (75)
Proceeds from exercise of stock options                           39                  27
Purchases of Textron common stock                                  -               (112)
Dividends paid                                                  (93)                (83)
    Net cash provided (used) by financing activities             456               (307)
Net increase in cash                                              57                  89
Cash at beginning of period                                       43                  31
Cash at end of period                                    $       100         $       120

See notes to condensed consolidated financial statements.
                          TEXTRON INC.
Notes to Condensed Consolidated Financial Statements (unaudited)


Note 1:   Basis of presentation

          The financial statements should be read in conjunction with the financial statements included in Textron's Annual Report on Form 10-K and the restated financial statements included on Form 8-K dated October 6, 1998 for the year ended January 3, 1998. The financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of Textron's consolidated financial position at July 4, 1998, and its consolidated results of operations for each of the respective three and six month periods ended July 4, 1998 and June 28, 1997 and consolidated cash flows for each of the six month periods ended July 4, 1998 and June 28, 1997. The results of operations for the six months ended July 4, 1998 are not necessarily indicative of results for the full year. Business segment data has been reclassified to reflect the transfer of Lycoming from the Aircraft segment to the Industrial segment.

Note 2:   Subsequent Events

          On August 11, 1998, Textron announced that it had reached an agreement to sell Avco Financial Services
          (AFS) to Associates First Capital Corporation for $3.9 billion in cash. This transaction is subject to regulatory approvals and it is expected to close at the end of 1998 or early 1999. Textron has restated its financial statements as presented herein to treat AFS as a discontinued operation. Also, on August 11, 1998 Textron announced that its Board of Directors had authorized a new 25 million share repurchase program that supersedes the 8 million shares that remained under its previous authorization.

          Summarized operating results of AFS are represented below:

                                           Three months ended      Six months ended
                                            July 4,    June 28,   July 4,     June 28,
                                             1998       1997      1998        1997
                                                         (In millions)
          Revenues                         $ 466      $ 457     $ 930        $ 903
          Cost and expenses                  389        384       783          757
          Income before income taxes          77         73       147          146
          Income taxes                      (29)       (28)      (56)         (56)
          Net income                       $  48      $  45     $  91        $  90

          Presented below is a summary of AFS' financial position at July 4, 1998 and January 3, 1998:

                                                      July 4,     January 3,
                                                        1998         1998
                                                           (In millions)
          Assets:
           Investments                                $    883     $     844
           Finance receivables - net                     7,277         7,234
           Other                                           641           654
           Total assets                               $  8,801     $   8,732
          Liabilities:
           Accounts payable                           $    130     $     123
           Accrued liabilities, including income           427           485
          taxes
           Debt                                          7,066         6,910
           Total equity                                  1,178         1,214
           Total liabilities and equity               $  8,801     $   8,732

Note 3:   Earnings per Share

          In 1997, Textron adopted FAS 128 "Earnings Per Share." FAS 128 requires companies to present basic and diluted earnings per share amounts. The dilutive effect of convertible preferred stock and stock options was 4,352,000 and 4,551,000 shares for the six month periods ending July 4, 1998 and June 28, 1997, respectively. Income available to common shareholders used to calculate both basic and diluted earnings per share approximated net income for both periods.

Note 4:   Inventories

                                                  July 4,      January 3,
                                                   1998           1998
                                                      (In millions)
          Finished goods                         $    475        $   454
          Work in process                             855            675
          Raw materials                               425            366
                                                    1,755          1,495
          Less progress payments and customer         153            146
           deposits
                                                 $  1,602        $ 1,349

Note 5:   Textron-obligated   mandatorily  redeemable   preferred
          securities of subsidiary trust holding solely Textron junior subordinated debt securities

          In 1996, a trust sponsored and wholly-owned by Textron issued preferred securities to the public (for $500 million) and shares of its common securities to Textron (for $15.5 million), the proceeds of which were invested by the trust in $515.5 million aggregate principal amount of Textron's newly issued 7.92% Junior Subordinated Deferrable Interest Debentures, due 2045. The debentures are the sole asset of the trust. The amounts due to the trust under the debentures and the related income statement amounts have been eliminated in Textron's consolidated financial statements.

          The preferred securities accrue and pay cash distributions quarterly at a rate of 7.92% per annum. Textron has guaranteed, on a subordinated basis, distributions and other payments due on the preferred securities. The guarantee, when taken together with Textron's obligations under the debentures and in the indenture pursuant to which the debentures were issued and Textron's obligations under the Amended and Restated Declaration of Trust governing the trust, provides a full and unconditional guarantee of amounts due on the preferred securities.

          The preferred securities are mandatorily redeemable upon the maturity of the debentures on March 31, 2045, or earlier to the extent of any redemption by Textron of any debentures. The redemption price in either such case will be $25 per share plus accrued and unpaid distributions to the date fixed for redemption.

Note 6:   Contingencies

          Textron is subject to a number of lawsuits, investigations and claims arising out of the conduct of its business, including those relating to commercial transactions, government contracts, product liability, and environmental, safety and health matters. Some seek compensatory, treble or punitive damages in substantial amounts; fines, penalties or restitution; or remediation of contamination. Some are or purport to be class actions. Under federal government procurement regulations, some could result in suspension or debarment of Textron or its subsidiaries from U.S. government contracting for a period of time. On the basis of information presently available, Textron believes that any liability for these suits and proceedings would not have a material effect on Textron's net income or financial condition.

Note 7:   Comprehensive Income

          In 1998, Textron adopted FAS 130, "Reporting Comprehensive Income." FAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on Textron's net income or shareholders' equity. FAS 130 requires unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of FAS 130.

          During the first six months of 1998 and 1997, total comprehensive income amounted to $276 million and $228 million, respectively. For the three month period ending July 4, 1998 and June 28, 1997 total comprehensive income amounted to $130 million and $138 million, respectively.

Note 8:   New Accounting Pronouncements

          In June 1997, the Financial Accounting Standards Board issued FAS 131 "Disclosures about Segments of an Enterprise and Related Information." FAS 131 requires public companies to report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. This statement is effective for financial statements of fiscal years beginning after December 15, 1997. Textron is evaluating the impact of this statement on future reporting.

          In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that companies capitalize certain internal-use software once certain criteria are met. This statement is effective for financial statements of fiscal years beginning after December 15, 1998. Textron is evaluating the impact of this statement on future reporting.

          In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 will require all costs of start-up activities, including organization costs, to be expensed as incurred. This statement is effective for financial statements of fiscal years beginning after December 15, 1998. SOP 98-5 will not have a material effect on Textron's net income and financial condition.

          In June 1998, the Financial Accounting Standards Board issued FAS 133 "Accounting for Derivative Instruments and Hedging Activities." FAS 133 requires an entity to recognize all derivatives as either assets or liabilities and measure those instruments at fair value. This statement is effective for fiscal years beginning after June 15, 1999. Textron is evaluating the impact of this Statement on future reporting.

Note 9:   Financial information by borrowing group

          Textron consists of two borrowing groups - the Textron Parent Company Borrowing Group (Parent Group) and
          Textron's   commercial  finance   subsidiary   (Finance
          Group).   The Parent Group consists of all entities  of
          Textron (primarily manufacturing) other than its wholly-owned commercial finance subsidiary. The Finance Group
          consists   of  Textron  Financial  Corporation   (TFC).
          Summarized financial information (Statement of Income and Statement of Cash Flows) for the Parent Group reflects the Finance Group on a one-line basis under the equity method of accounting.

Item 1.   FINANCIAL STATEMENTS (Continued)
Note 9:   Financial information by borrowing group (continued)

PARENT GROUP
(unaudited) (In millions)
                                                            Three Months Ended                 Six Months Ended
                                                          July 4,         June 28,         July 4,         June 28,
Condensed Statement of Income                               1998            1997             1998            1997
Sales                                                   $    2,393      $    2,117       $    4,560      $    4,138
Costs and expenses
Cost of sales                                                1,947           1,730            3,712           3,386
Selling and administrative                                     234             211              455             417
Gain on sale of division                                      (97)               -             (97)               -
Special charges                                                 87               -               87               -
Interest                                                        40              30               76              69
  Total costs and expenses                                   2,211           1,971            4,233           3,872
                                                               182             146              327             266
Pretax income on Finance Group                                  27              27               52              51
Income from continuing operations
  before income taxes and
  distributions on preferred
  securities of subsidiary trust                               209             173              379             317
Income taxes                                                  (86)            (66)            (151)           (124)
Distributions on preferred securities
  of subsidiary trust, net of income
  taxes                                                        (7)             (7)             (13)            (13)
Income from continuing operations                              116             100              215             180
Income from discontinued operation,
  net of income taxes                                           48              45               91              90
Net income                                              $      164      $      145       $      306      $      270


Item 1.  FINANCIAL STATEMENTS (Continued)
Note 9:  Financial information by borrowing group (continued)

PARENT GROUP
(unaudited) (In millions)
                                                                 Six Months Ended
                                                           July 4,            June 28,
Condensed Statement of Cash Flows                            1998               1997
Cash flows from operating activities:
Income from continuing operations                        $       215        $       180
Adjustments to reconcile income from continuing
  operations to net cash provided by operating
    activities:
     Earnings of Finance Group less than
      distributions to Parent Group                             (11)                  -
     Depreciation                                                132                116
     Amortization                                                 30                 28
     Gain on sale of division                                   (97)                  -
     Special charges                                              87                  -
     Dividends received from discontinued operation              115                 50
     Changes in assets and liabilities excluding
      those related to acquisitions and divestitures:
        Increase in receivables                                (113)               (61)
        Increase in inventories                                (198)              (171)
        Increase in other assets                               (188)               (52)
        Increase in accounts payable and accrued
          liabilities                                            109                 44
     Other - net                                                   1                 12
        Net cash provided by operating activities                 82                146
Cash flows from investing activities:
Capital expenditures                                           (191)              (140)
Cash used in acquisitions                                      (424)              (324)
Cash received from disposition of businesses                     160                549
Proceeds from disposition of investments                           -                245
Other investing activities - net                                  22                 16
        Net cash provided (used) by investing
         activities                                            (433)                346
Cash flows from financing activities:
Increase (decrease) in short-term debt                           524              (242)
Proceeds from issuance of long-term debt                           9                  5
Principal payments on long-term debt                            (58)                (5)
Proceeds from exercise of stock options                           39                 27
Purchases of Textron common stock                                  -              (112)
Dividends paid                                                  (93)               (83)
Contributions paid to Finance Group                             (23)                  -
        Net cash provided (used) by financing
          activities                                             398              (410)
Net increase in cash                                              47                 82
Cash at beginning of period                                       30                 24
Cash at end of period                                    $        77        $       106

Item 1.   FINANCIAL STATEMENTS (Continued)
Note 9:   Financial information by borrowing group (continued)

FINANCE GROUP
(unaudited) (In millions)

                                                            Three Months Ended                 Six Months Ended
                                                          June 30,        June 30,         June 30,        June 30,
Condensed Statement of Income                               1998            1997             1998            1997
Revenues                                                $       91      $       90       $      176      $      172
Costs and expenses
Selling and administrative                                      20              17               38              32
Interest                                                        39              40               76              77
Provision for losses on collection of
  finance receivables                                            5               6               10              12
    Total costs and expenses                                    64              63              124             121
Income before income taxes                                      27              27               52              51
Income taxes                                                  (10)            (10)             (20)            (20)
Net income                                              $       17      $       17       $       32      $       31

Item 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
      CONDITION AND RESULTS OF OPERATIONS

                          TEXTRON INC.
             Revenues and Income by Business Segment
                          (In millions)

                                                             Three Months Ended               Six Months Ended
                                                          July 4,         June 28,         July 4,         June 28,
                                                            1998            1997             1998            1997
REVENUES
  Aircraft                                               $     858       $    755        $   1,514        $  1,434
  Automotive                                                   583            523            1,201           1,080
  Industrial                                                   952            839            1,845           1,624
  Finance                                                       91             90              176             172
Total revenues                                           $   2,484       $  2,207        $   4,736        $  4,310
INCOME
  Aircraft                                               $      91       $     79        $     152        $    139
  Automotive                                                    43             33               99              83
  Industrial                                                   108             94              203             176
  Finance                                                       27             27               52              51
                                                               269            233              506             449
Gain on sale of division*                                       97              -               97               -
Special charges*                                              (87)              -             (87)               -
Segment income                                                 279            233              516             449
Corporate expenses and other - net                            (30)           (30)             (61)            (63)
Interest expense - net                                        (40)           (30)             (76)            (69)
Income from continuing
  operations before income taxes
  and distributions on
  preferred securities of
  subsidiary trust                                       $     209       $    173        $     379        $    317

*Special  charges include restructuring charges  of  $10  million for  the  Aircraft  segment,  $25  million  for  the  Automotive
 segment  and $52 million for the Industrial segment.   The  gain
 on sale of division relates to the Industrial segment.




Liquidity and Capital Resources

The Statements of Cash Flows for Textron Inc. and the Parent Group detailing the changes in cash balances are on pages 4 and 10, respectively. The Parent Group's operating cash flow includes dividends received from the Finance Group of $21 million and $31 million during the first six months of 1998 and 1997, respectively.

The Parent Group's debt to total capital ratio was 32% at July 4, 1998, up from 25% at year end. The Parent Group has credit facilities outstanding at July 4, 1998 aggregating $2.0 billion, $895 million of which was not used or reserved as support for outstanding commercial paper or bank borrowings. At June 30, 1998, the Finance Group had credit facilities outstanding of approximately $1.1 billion, $62 million of which was available at quarter end. The Parent Group had $311 million available at quarter end under its shelf registration statement with the Securities and Exchange Commission. In the first six months of 1998, the Finance Group increased its medium-term note facility by $750 million and issued $300 million medium-term notes under this facility. The Finance Group had $542 million available under the facility at June 30, 1998.

In  the  first  quarter, Textron acquired the  capital  stock  of
Ransomes PLC, a UK-based manufacturer of commercial turf-care machinery, and Sukosim, a German fastener manufacturer. The cost of these acquisitions was approximately $290 million which includes notes issued for approximately $80 million, plus the assumption of debt. In the second quarter, Textron acquired Peiner, a German-based fastener company, and Ring Screw Works, a Michigan-based supplier of specialty threaded fasteners to the automotive industry. The cost of these acquisitions was approximately $200 million, plus the assumption of debt.

In  the  first  six  months of 1998, the Finance  Group  had  $50
million  of  interest  rate  exchange agreements  expire.   Also,
during  the  first six months, the Parent Group  terminated  $275 million of fixed-pay interest rate exchange agreements.

On August 11, 1998, Textron announced that its Board of Directors had authorized a new 25 million share repurchase program that supersedes the 8 million shares that remained under its previous authorization.

Management believes that the Parent Group will continue to have adequate access to credit markets and that its credit facilities, cash flows from operations -- including dividends received from Textron's Finance Group -- and expected proceeds from the sale of AFS, will continue to be more than sufficient to meet its operating needs and to finance growth.
Results of Operations - Three months ended July 4, 1998 vs Three months ended
June 28, 1997

Diluted earnings per share from continuing operations in the second quarter 1998 were $0.70 per share, up 19% from the 1997 amount of $0.59. Income from continuing operations in 1998 of $116 million was up 16% from $100 million for 1997. Diluted earnings per share - net income was $0.98 per share in the second quarter of 1998 as compared to 1997 amount of $0.86. Net income in 1998 of $164 million was up 13% from $145 million in 1997. Revenues increased 13% to $2.5 billion in 1998 from $2.2 billion in 1997. During the second quarter, Textron recorded a gain on sale of a division and special charges. On an after-tax basis, the net of these two transactions had no impact on earnings per share from continuing operations.

On August 11, 1998, Textron announced that it had reached an agreement to sell Avco Financial Services (AFS) to Associates First Capital Corporation for $3.9 billion in cash. This transaction is subject to regulatory approvals and it is expected to close at the end of 1998 or early 1999. Textron has restated its financial statements as presented herein to treat AFS as a discontinued operation. See Note 2 to the condensed consolidated financial statements for additional information.

Gain  On  Sale  of  Division -Fuel Systems Textron  was  sold  to
Woodward  Governor Company for $160 million in cash on  June  15,
1998, at a pretax gain of $97 million ($54 million after-tax, or $0.32 per diluted share).

Special Charges - To enhance the competitiveness and profitability of its core businesses, Textron recorded a pretax charge of $87 million in the second quarter ($54 million after tax or $0.32 per diluted share). This charge was recorded to cover asset impairments ($28 million), severance costs ($40 million), and other exit-related costs ($9 million) associated with its decision to exit several small, non-strategic product lines in Automotive and the former Systems and Components divisions which did not meet Textron's return criteria, and to realign certain operations in the Industrial segment. The pretax charges recorded in the Automotive and Industrial segments were $25 million and $52 million, respectively, and also included the cost of a litigation settlement of $10 million in the Aircraft segment.

The Aircraft segment's revenues increased $103 million (14%) and income before special charges increased $12 million (15%). Cessna's revenues and income increased as a result of higher sales of business jets, single engine aircraft and Caravans. Bell's revenues increased due to higher commercial helicopter and spares sales ($62 million) as well as increased revenues on the V-22 program and other U.S. Government programs, primarily the Huey and Cobra upgrade contract ($44 million). These higher revenues were partially offset by the completion in 1997 of the three-year contract for model 412 helicopters with the Canadian Forces ($44
million) and lower foreign military sales ($31 million).   Bell's
income,  however,  decreased due to  a  change  in  product  mix,
primarily   resulting  from  lower  margins  on  U.S.  Government
contracts.

The Automotive segment's revenues increased $60 million (11%), while income before special charges increased $10 million (30%). The revenue increase was due to higher volume at Kautex associated with capacity expansion in North America and higher sales in the Trim operations, due primarily to increased Chrysler production, which was depressed in 1997 by a strike at Chrysler. Income increased due to the higher sales and improved performance at Trim.

The Industrial segment's revenues increased $113 million (14%) and income before special charges increased $14 million (15%). These increases reflected the contribution from acquisitions, principally Ransomes PLC., Sukosim Verbindungselemente Group, and Ring Screw Works, and internal growth combined with ongoing margin improvement. Internal growth was driven by continued strength in the fluid & power systems and industrial components businesses. These benefits were partially offset by the fourth quarter 1997 divestiture of Speidel, the impact of a one-month strike at Textron's Jacobsen plant and a strike at General Motors in 1998.

The Finance Segment's (TFC) revenues increased $1 million, due to higher yields on receivables and an increase in other income, partially offset by a lower level of average receivables, due primarily to the securitization of $401 million of Textron-related receivables in the third quarter of 1997. The increase in other income was due primarily to portfolio servicing income. Its income equaled last year's level, as the benefit of the higher revenues and a lower provision for losses was offset by growth in businesses with higher operating expense ratios.

Discontinued operation -- AFS' revenues and income increased $9 million and $4 million, respectively. Revenues in its finance and related insurance business increased $9 million, due to a gain of $10 million on the sale of its centralized real estate receivable portfolio, an increase in average finance receivables, primarily in its commercial finance operations. The benefit of these revenue increases was partially offset by a decrease in yields on finance receivables, reflecting decreases in yields on both consumer and commercial finance receivables and the impact of an increase in lower-yielding commercial receivables. Income increased $6 million, due primarily to the benefit of the higher revenues, a decrease in the ratio of insurance losses to earned premiums, and an improvement in the ratio of net credit losses to average finance receivables for both the consumer and commercial finance portfolios. In AFS' nonrelated insurance business, revenues approximated last years' level while income decreased $3 million, due to an increase in underwriting expenses, primarily insurance losses.

Interest expense-net for the Parent Group increased $10 million, due to higher average debt, resulting from the incremental debt associated with acquisitions. Income taxes - the current quarter's effective income tax rate of 41.1% was higher than the corresponding prior year rate of 38.2%, due primarily to the nontax deductibility of goodwill related to the divestiture of Fuel Systems Textron.

Results of Operations - Six months ended July 4, 1998 vs Six months ended June 28, 1997

Diluted earnings per share from continuing operations in the first half of 1998 were $1.29 per share, up 22% from the 1997 amount of $1.06. Income from continuing operations in 1998 of $215 million was up 19% from $180 million for 1997. Textron's 1998 diluted earnings per share - net income was $1.83 per share as compared to 1997 of $1.59. Net income was $306 million versus $270 million in 1997. Revenues increased 10% to $4.7 billion in 1998 from $4.3 billion in 1997.

The Aircraft segment's revenues increased $80 million (6%) and income before special charges increased $13 million (9%). Cessna's revenues and income increased as a result of higher sales of business jets and single engine aircraft. Bell's revenues and income decreased, due primarily to the completion in 1997 of the Canadian Forces contract ($99 million). The benefit of higher commercial helicopter and spares sales ($33 million) and increased revenues on the V-22 program and Huey and Cobra upgrade contracts ($54 million) was offset by lower revenues ($26 million) and margins on other U.S. government contracts and lower foreign military sales ($35 million). In addition, the impact of a favorable profit adjustment on the V-22 EMD contract in 1997 was offset by a lower level of product development expense in 1998.

The Automotive segment's revenues increased $121 million (11%), while income before special charges increased $16 million (19%). The revenue increase was due to higher volume at Kautex associated with capacity expansion in North America and higher sales in the Trim operations, due primarily to increased Chrysler production, which was depressed in 1997 by a strike at Chrysler. Income increased due to the higher sales and improved performance at Trim.

The Industrial segment's revenues increased $221 million (14%) and income before special charges increased $27 million (15%). These increases reflected the contribution from acquisitions, principally Ransomes PLC, Sukosim, and Ring Screw Works, and internal growth combined with ongoing margin improvement. Internal growth was driven by continued strength in the fastening systems, fluid & power systems and industrial components businesses. These benefits were partially offset by the fourth quarter 1997 divestiture of Speidel, the impact of a one-month strike at Textron's Jacobsen plant and a strike at General Motors in 1998.

The Finance segment's revenues increased $4 million, due to an increase in other income, and higher yields on receivables (10.13% in the first half of 1998 vs 9.94% in the first half of
1997), partially offset by a lower level of average receivables ($3.129 billion in the first half 1998 vs $3.173 billion in the first half of 1997), due primarily to the securitization of $401 million of Textron-related receivables in the third quarter of 1997. The increase in other income is due primarily to higher prepayment income, portfolio servicing income, and residual income. Its income increased $1 million as the benefit of the higher revenues and a lower provision for losses was offset by growth in businesses with higher operating expense ratios.

Discontinued operations -- AFS' revenues increased $27 million, while income approximated last year's level. Revenues in its finance and related insurance business increased $19 million, due to an increase in average finance receivables ($7.646 billion in the first half 1998 vs $7.322 billion in the first half 1997), primarily in its commercial finance operations, a gain of $10 million on the sale of its centralized real estate receivable portfolio, and higher gains from the sale of certain underperforming branches ($8 million in the first half 1998 vs $3 million in the first half 1997). The benefit of these revenue increases was partially offset by a decrease in yields on finance receivables ($17.33% in the first half 1998 vs 17.99% in the first half 1997), reflecting decreases in yields on both consumer and commercial finance receivables and the impact of an increase in lower-yielding commercial receivables. Income equaled last year's level, as the benefit of the higher revenues and an improvement in the ratio of net credit losses to average finance receivables (2.78% in the first half 1998 vs 2.98% in the first half 1997) was offset by the lower yields on finance receivables. The decrease in the net credit losses to average finance receivables was primarily attributable to the increase in commercial receivables, which have a lower loss ratio. In AFS' nonrelated insurance business, revenues increased $8 million due primarily to higher premiums earned and an increase in investment income. Income equaled last year's level, as the benefit of the higher revenues was offset by an increase in underwriting expenses, primarily insurance losses.

Corporate  expenses  and  other -net  decreased  $2  million  due primarily to 1997 litigation costs related to a divested operation. Interest expense-net for the Parent Group increased $7 million, due to higher average debt, resulting from the incremental debt associated with acquisitions, partially offset by the payment of debt with proceeds in 1997 from the divestiture of Paul Revere. Income taxes - the effective income tax rate of 39.8% for the first half of 1998 was higher than the corresponding prior year rate of 39.1%, due primarily to the nontax deductibility of goodwill related to the divestiture of Fuel Systems Textron.

                      *   *   *   *   *   *

Forward-looking Information: Certain statements in this Report, and other oral and written statements made by Textron from time to time, are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: (i) continued market demand for the types of products and services produced and sold by Textron, (ii) changes in worldwide economic and political conditions and associated impact on interest and foreign exchange rates, (iii) the level of sales by original equipment manufacturers of vehicles for which Textron supplies parts, and (iv) the successful integration of companies acquired by Textron.

Item 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
        RISK

See the Company's most recent Restated Financial Statements and Related Financial Information filed on Form 8-K Exhibit 99.1 (Management's Discussion and Analysis on pages 3 through 9). There has been no material change in this information.
                                                              19.

                          PARENT GROUP

                COMPUTATION OF RATIO OF INCOME TO
      COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                           (unaudited)

                   (In millions except ratio)


                                                          Six Months
                                                             Ended
                                                         July 4, 1998
Fixed charges:
  Interest expense                                          $       76
  Distributions on preferred securities of subsidiary               13
     trust, net of income taxes
  Estimated interest portion of rents                               11

    Total fixed charges                                     $      100



Income:
  Income from continuing operations before income
    taxes and distributions on preferred securities of      $      379
    subsidiary trust
  Eliminate equity in undistributed pretax income
    of Finance Group                                              (31)
  Fixed charges (1)                                                 87
    Adjusted income                                         $      435



Ratio of income to fixed charges                                   4.35



(1) Adjusted to exclude distributions on preferred securities of subsidiary trust, net of income taxes


                                                              20.



     TEXTRON INC. INCLUDING ALL MAJORITY-OWNED SUBSIDIARIES

                COMPUTATION OF RATIO OF INCOME TO
      COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                           (unaudited)

                   (In millions except ratio)



                                                           Six Months
                                                             Ended
                                                          July 4,1998
Fixed charges:
  Interest expense                                          $       152
  Distributions on preferred securities of subsidiary
     trust, net of income taxes                                      13
  Estimated interest portion of rents                                11

    Total fixed charges                                     $       176



Income:
  Income from continuing operations before income
    taxes and distributions on preferred securities         $       379
    of subsidiary trust
  Fixed charges (1)                                                 163

    Adjusted income                                          $       542



Ratio of income to fixed charges                                  3.08



(1) Adjusted to exclude distributions on preferred securities of subsidiary trust, net of income taxes

